Exhibit 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:00 a.m. Eastern
HOUSTON — November 2, 2006 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the third quarter ended September 30, 2006.
Third Quarter Financial Overview
•	Revenues in the third quarter of 2006 were $6.3 million, as compared to $3.0 million for the third quarter of 2005. This increase was due to higher royalties on sales of Argatroban by GlaxoSmithKline. Royalty income in the third quarter increased to $6.0 million, as compared to $2.6 million earned in the same period last year. Revenues for the nine month period to date were $13.6 million, as compared to $8.4 million for the same period last year. The growth in Argatroban royalty income, which was responsible for the year-over-year increase in revenues, was due to higher sales of Argatroban and a corresponding higher royalty rate, as cumulative sales reached a higher royalty tier within the agreement.

•	For the third quarter of 2006, the Company reported a net loss of $25.5 million, or $0.44 per basic and diluted share, compared to a net loss of $18.8 million, or $0.32 per basic and diluted share, for the third quarter of 2005. The increased loss in the current quarter, as compared to the third quarter of 2005, was primarily the result of commercialization-related expenses in the United States and Europe. The nine month year-to-date loss this year was $83.5 million, or $1.43 per basic and diluted share, compared to last year’s nine month year-to-date loss of $55.5 million, or $0.96 per basic and diluted share.

•	Cash, cash equivalents and short-term investments at September 30, 2006 were $49.9 million, compared to $127.9 million at December 31, 2005, and $75.4 million at June 30, 2006. Due to the continuing delay in the U.S. approval of THELIN™ (sitaxsentan sodium), the Company’s current cash position and expected cash requirements going forward, the Company anticipates the need to raise additional cash and is exploring various financing options.

Third Quarter Highlights
•	On August 11, 2006, the European Commission granted Encysive a marketing authorization for THELIN® 1 (sitaxentan sodium2) 100 mg tablets for the treatment of patients with pulmonary arterial hypertension (PAH) classified as World Health Organization (WHO) functional class III, to improve exercise capacity. Efficacy has been shown in primary pulmonary hypertension[3] and pulmonary hypertension associated with connective tissue disease. THELIN is the first selective endothelin A receptor antagonist and first once daily oral treatment available for patients with PAH. Under the European Commission’s centralized licensing procedure, Encysive is permitted to market THELIN in all 25 member states of the European Union.

•	The Company’s European commercial organization, headquartered in London, is currently preparing for the launch of THELIN in the United Kingdom and Germany later this year. These preparations include implementation of the THELIN distribution system and patient surveillance program. THELIN will be launched in other European countries, as government approvals for reimbursement are obtained.

•	On July 24, 2006, Encysive received a second approvable letter from the U.S. Food and Drug Administration (FDA) for THELIN 100 mg tablets for the treatment of PAH, pending resolution of one substantive outstanding item included in the March 24, 2006 approvable letter. During the third quarter, the Company continued to interact with the FDA, in an attempt to resolve the remaining item.
Recent Company Events
•	On October 19, 2006, the Company secured an 18-month commitment from Azimuth Opportunity Ltd. to purchase up to $75 million, or a maximum of 11,853,012 shares of the Company’s common stock. Under the agreement, Encysive may, at its discretion, sell registered shares of its common stock to Azimuth at a predetermined discount to the market price. The Company may request up to 24 drawdowns during the 18-month period, with each drawdown limited in size to the lesser of 2.5% of our market capitalization or a fixed amount ranging from $6 million to $29.5 million, based on our stock price. Encysive intends to use the net proceeds from any such sales of common stock for general corporate purposes, including for developing and commercializing the Company’s products. This transaction provides Encysive with an additional financing option to meet its cash needs going forward.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities. There shall not be any sale of these securities in any state or jurisdiction where such an offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The shares will be offered pursuant to an effective registration statement filed with the Securities and Exchange Commission on June 4, 2004.

[1]	THELIN is an E.U. registered trademark of Encysive Pharmaceuticals Inc.

[2]	“Sitaxentan” sodium is the spelling recognized by the World Health Organization for Encysive Pharmaceuticals’ sitaxsentan sodium.

[3]	Primary pulmonary hypertension is also known as idiopathic pulmonary arterial hypertension.

Upcoming Presentations

•	Nov. 6	Rodman & Renshaw 8th Annual Healthcare Conference
New York City*

•	Nov. 7	Cowen & Co. 7th Annual Global Healthcare Conference
London*

*	The presentation will be webcast at www.encysive.com
Conference Call Information
Encysive Pharmaceuticals will host a conference call to discuss third quarter 2006 earnings today at 8:00 a.m. ET. You may access the call either through the call-in number below or through the audio webcast. Please dial in 15 minutes prior to the start time to allow for call processing. The access number for the call is:
Number: (612) 332-0725
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at www.encysive.com.
A replay of the webcast will be available on the Company’s web site through November 30, 2006. Additionally, a replay of the call will be available from Thursday, November 2, 2006, at 11:30 a.m. ET until Monday, November 6, 2006, at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 845481
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals, please visit our web site: www.encysive.com.
The Encysive Pharmaceuticals Inc. logo is available at http://media.primezone.com/prs/single/?pkgid=843
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, the possibility of obtaining regulatory approval of THELIN in the U.S., the market acceptance of THELIN in the European Union, our ability to quickly and successfully commercialize THELIN in the European Union, the speed with which pricing and reimbursement approvals and product launches for THELIN may be achieved in countries within the European Union, difficulties or delays in manufacturing, packaging or distributing THELIN in the European Union, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
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ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
Consolidated Summary of Operations

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$6,332	$2,965	$13,555	$8,427
Expenses:
Cost of sales	14	—	14	—
Research and development	16,271	16,248	49,326	49,929
Sales and marketing	10,039	3,573	31,642	7,953
General and administrative	5,340	2,349	16,446	8,548

Total expenses	31,664	22,170	97,428	66,430

Operating loss	(25,332)	(19,205)	(83,873)	(58,003)
Investment income	846	1,351	3,230	3,284
Interest expense	(988)	(975)	(2,946)	(2,122)

Loss from continuing operations	(25,474)	(18,829)	(83,589)	(56,841)
Income from discontinued operations	—	—	—	1,335

Loss before cumulative effect of change in accounting principle	$(25,474)	$(18,829)	$(83,589)	$(55,506)
Cumulative effect of change in accounting principle	—	—	107	—

Net loss	$(25,474)	$(18,829)	$(83,482)	$(55,506)
Net loss per common share
Basic and diluted	$(0.44)	$(0.32)	$(1.43)	$(0.96)

Weighted average common shares
Outstanding: basic and diluted	58,478	58,077	58,405	57,878

Condensed Consolidated Balance Sheets

	Sept. 30, 2006	December 31, 2005
Assets:
Cash, cash equivalents and Accrued interest	$49,928	$127,913
Other assets	19,459	18,789

Total assets	69,387	146,702

Liabilities and stockholders’ deficit
Current liabilities	26,784	26,151
Deferred revenue, long-term	320	1,286
Long-term debt	130,000	130,000

Total liabilities	157,104	157,437
Stockholders’ deficit	(87,717)	(10,735)

Liabilities and stockholders’ deficit	$69,387	$146,702